Exhibit 99.2

PRO-PHARMACEUTICALS NAMES THEODORE D. ZUCCONI, PH.D.,

CHIEF EXECUTIVE OFFICER

Gil Amelio, Ph.D., Jim Czirr, Rod Martin, J.D., Peter Traber, M.D.,

Named to the Company’s Board of Directors

Newton, MA (February 17, 2009) Pro-Pharmaceuticals, Inc. (OTCBB: PRWP), (“the Company”), today announced that Theodore D. Zucconi, Ph.D., a member of the Company’s Board of Directors and former President, was named Chief Executive Officer and President. Dr. Zucconi replaces David Platt, Ph.D., who will become Chief Executive Officer and Chief Technology Officer of Medi-Pharmaceuticals, Inc, a company that is 10% owned by Pro-Pharmaceuticals that is focused on developing cardio-vascular treatments. The Company also announced that Anatole Klyosov, Ph.D. has returned to Pro-Pharmaceuticals as Chief Scientist.

In addition, Gilbert Amelio, Ph.D., James Czirr, Rod Martin, J.D., and Peter Traber, M.D., were named to the Company’s Board of Directors replacing directors Dr. David Platt, James Gourzis, M.D., Dale Conaway, D.V.M., and Henry Esber, Ph.D., each of whom resigned from the Company’s Board of Directors.

“We are committed to focusing our resources on the commercialization of DAVANAT® using two simultaneous, parallel paths to approval,” said Theodore D. Zucconi, Ph.D., Chief Executive Officer, Pro-Pharmaceuticals, Inc. “The shortest path to approval requires demonstrating enhanced pharmacokinetic activity in combination with 5-FU for our New Drug Application; the second path to approval is to complete the Phase lll trial and to demonstrate superiority to the best standard of care for late stage colorectal cancer patients. By following both paths at once, we have a unique opportunity to get to market more quickly, and to begin helping patients sooner than would be possible with a more traditional approach.”

Dr. Zucconi continued: “The management and board changes announced today will help us advance DAVANAT® and to demonstrate its worth, which we believe has been under-valued by the market. The caliber of people we’ve been able to attract at this crucial time speaks for itself.”

The new members of the Company’s Board of Directors include:

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Dr. Gilbert F. Amelio, a venture capitalist focused on early stage companies, is a senior partner of Sienna Ventures and lead director of AT&T, Inc. Dr. Amelio is a former CEO of Apple, Inc., and of National Semiconductor Corporation, which he led from its worst-ever to its best-ever quarter in just three years. Dr. Amelio has also served as a director of Chiron (now a part of Novartis Vaccines and Diagnostics), is the author of two business best-sellers, and has been personally awarded sixteen patents.

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James Czirr, who was named Chairman of the Board, is the Company’s largest shareholder and a co-founder and principal of 10X Capital Management. Mr. Czirr was a co-founder of Pro-Pharmaceuticals and was instrumental in the early stage development of Safe Science Inc., a developer of anti-cancer drugs, Minerva Biotechnologies Corporation, a developer of nano particle bio chips to determine the cause of solid tumors, and Metalline Mining, a large project being developed to be a low cost producer of zinc.

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Rod D. Martin is co-founder and principal of 10X Capital Management. Mr. Martin previously served as a senior advisor to PayPal, Inc. founder Peter Thiel, most notably during PayPal’s IPO and subsequent merger with eBay Inc., and afterward at Clarium Capital, a global macro hedge fund which today has more than $5 billion under management. Mr. Martin also served as Director of Policy Planning & Research for former Arkansas Governor and presidential candidate Mike Huckabee. He is a widely noted author and speaker, and leads several non-profit organizations.

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Dr. Peter Traber is President Emeritus and former CEO of Baylor College of Medicine. Previously, Dr. Traber was Senior VP Clinical Development and Regulatory Affairs and Chief Medical Officer of GlaxoSmithKline plc. He has also served as CEO of the University of Pennsylvania Health System, as well as Chair of the Department of Internal Medicine and Chief of Gastroenterology for the University of Pennsylvania School of Medicine.

Dr. Platt and Eliezer Zomer, Ph.D., who resigned, will provide advisory and consulting services to Pro-Pharmaceuticals during a two-year transition period. “We would like to thank Dr. Platt for his leadership and tireless work to get Pro from an idea to what has become a clear path toward FDA approval and commercialization of DAVANAT®,” Dr. Zucconi said, “and we are excited about continuing to work with both Dr. Platt and Dr. Zomer in the years to come.”

About Pro-Pharmaceuticals, Inc. – Advancing Drugs Through Glycoscience®

Pro-Pharmaceuticals is a clinical and development stage pharmaceutical company engaged in the discovery, development and commercialization of carbohydrate-based, therapeutic compounds for advanced treatment of cancer, liver, microbial and inflammatory diseases. The company’s initial focus is the development of carbohydrate polymers to treat cancer patients. DAVANAT®, the company’s lead drug candidate, is a polysaccharide polymer that targets Galectin receptors on cancer cells. The company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the company, including without limitation statements containing the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions, constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, the following: uncertainties as to the utility and market for our potential products; uncertainties associated with pre-clinical and clinical trials of our product candidates; and uncertainties as to the results of the financing. More information about those risks and uncertainties is contained in the company’s most recent quarterly or annual report and in the company’s other reports filed with the Securities and Exchange Commission. While the company anticipates that subsequent events may cause the company’s views to change, the company disclaims any obligation to update such forward-looking statements.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia: 617.559.0033; squeglia@pro-pharmaceuticals.com.

DAVANAT and Advancing Drugs Through Glycoscience are registered trademarks of Pro-Pharmaceuticals.